UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2016 (July 21, 2016)

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-8546	22-2465228
(Commission File Number)	(IRS Employer Identification No.)

717 Fifth Avenue

New York, New York 10022
(Address of principal executive offices and zip code)

(212) 235-2190
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As previously disclosed, the Amended and Restated Certificate of Incorporation of Trinity Place Holdings Inc. (the “Company”) includes a provision (the “Protective Provision”), which is intended to help preserve certain tax benefits primarily associated with the Company’s federal net operating losses (“NOLs”). The Protective Provision generally prohibits transfers of stock that would result in a person or group of persons becoming the owner of 4.75% or more of the Company’s outstanding common stock (a “4.75% stockholder”), or that would result in the increase or decrease by a person or group of persons that is an existing 4.75% stockholder of its percentage ownership interest, absent prior written approval of the Board, and provides that any direct or indirect transfer attempted in violation of the Protective Provision will be void.  The Protective Provision also permits the Board to retroactively authorize a transfer that would otherwise be prohibited.

On July 21, 2016, the Company’s Board of Directors (the “Board”) authorized the previous disposition by a current 4.75% stockholder of 193,601 shares of common stock (the "Disposition"). The Board determined that the Disposition did not have a material effect in this instance on the Company's ability to utilize the NOLs and the stockholder was unaware that the Protective Provision prohibited the Disposition.

In authorizing the Disposition, the Board noted that it would evaluate any future requests by stockholders for authorization of acquisitions or dispositions under the Protective Provisions based on the best interests of the Company and its stockholders as they appear at the particular time, including the Company's interest in preserving the NOLs. The Company intends to continue to actively monitor and enforce compliance with the Protective Provisions and by this Report reminds current and prospective 4.75% stockholders of their obligations to comply with the Protective Provision. The Company does not necessarily intend to report in the future on authorizations made by the Board under the terms of the Protective Provision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Place Holdings Inc.

Date: July 28, 2016	/s/ Steven Kahn
Steven Kahn
Chief Financial Officer